Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

February 1, 2017

Ensco plc
6 Chesterfield Gardens
London, England W1J 5BQ

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by Ensco plc, a public limited company organized under the laws of England and Wales (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $332,048,000 aggregate principal amount of the Company’s 8.00% Senior Notes due 2024 (the “Exchange Notes”) to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 8.00% Senior Notes due 2024 (the “Outstanding Notes”), certain legal matters in connection with the Exchange Notes are being passed upon for you by us. The Exchange Notes are to be issued under an Indenture, dated as of March 17, 2011 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by the Fourth Supplemental Indenture thereto, dated as of January 9, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In our capacity as your counsel in connection with the matters referred to above, we have examined originals, or copies certified or otherwise identified, of the Registration Statement, the Base Indenture, the Supplemental Indenture, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving the opinions below, we have relied, to the extent we deemed proper, without independent investigation, upon the certificates, statements and other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby. In giving the opinions below, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as copies are true and correct copies of the originals of such documents and such original copies are authentic and complete. In giving the opinions below, we also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Exchange Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and issued in exchange for the Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law) and comity and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the contract law of the State of New York and the applicable federal laws of the United States, each as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

TRF/JLM/JLY/SHJ